Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@ace-ina.com

ACE LIMITED REPORTS THIRD QUARTER OPERATING INCOME OF $504 MILLION,

OR $1.51 PER SHARE; NET INCOME OF $54 MILLION, OR $0.16 PER SHARE

ZURICH, Switzerland – October 28, 2008 – ACE Limited (NYSE: ACE) today reported net income for the third quarter ended September 30, 2008, of $0.16 per share, compared with $1.95 per share for the same quarter last year. Income excluding net realized gains (losses) for the third quarter was $1.51 per share, compared with $2.06 per share for the same quarter of last year.(1) The quarter was marked by financial market volatility in both the credit and equity markets, which impacted net income and book value. The net realized and unrealized loss after tax was $1.3 billion during the quarter. Book value decreased $971 million for the quarter and the annualized return on average equity was 12.7%.(2) The combined ratio was 97.9%.

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2008	2007	Change	2008	2007	Change
Net income	$54	$656	(92)%	$0.16	$1.95	(92)%

Net realized gains (losses), net of tax	(450)	(36)		(1.35)	(0.11)
Income excluding net realized gains (losses), net of tax (1)	504	692	(27)%	1.51	2.06	(27)%

Catastrophe losses, net of tax	311	22		0.93	0.07
Prior period development (PPD) (favorable), net of tax	(211)	(62)		(0.63)	(0.19)

Income excluding net realized gains (losses) catastrophe losses and PPD, net of tax (1)	$604	$652	(7)%	$1.81	$1.94	(7)%

Net income for the first nine months of 2008 was $3.46 per share, compared with $5.98 per share for the first nine months of 2007. For the first nine months of 2008, income excluding net realized gains (losses) was $5.84 per share, compared with $6.02 per share for the same period of 2007. (1) Book value decreased $764 million during the first nine months excluding the redemption of preferred shares. The results for the first nine months of 2008 reflect the acquisition of Combined Insurance effective April 1, 2008.

Nine Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2008	2007	Change	2008	2007	Change
Net income	$1,177	$2,006	(41)%	$3.46	$5.98	(42)%

Net realized gains (losses), net of tax	(790)	(13)		(2.38)	(0.04)

Income excluding net realized gains (losses), net of tax (1)	$1,967	$2,019	(3)%	$5.84	$6.02	(3)%

“ACE performed relatively well in a period marked by extraordinary financial market conditions and significant natural catastrophes. Our financial results demonstrated balance sheet stability and earnings strength,” said Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited.

“For the quarter, we recorded operating income of $504 million, generated a return on equity of 12.7%, and our combined ratio was 97.9%. Our book value in the quarter was impacted by the extreme movement in financial asset prices and declined 6%, while in the last 12 months, our book value has remained stable, down less than 1%.

“In my judgment, given both the rapid destruction and increased cost of capital, combined with the damage inflicted on a number of companies in our industry, the soft market for P&C insurance is essentially over, and rates will begin to firm. These challenging times will create opportunities for those companies with the financial wherewithal and franchise power to take advantage, and I’m confident ACE will be one of them.”

Other operating highlights were as follows:

•	Net premiums written and earned increased 17% and 15%, respectively, over the prior year quarter (4% and 3%, respectively, excluding Combined Insurance).

•	The combined ratio for the quarter was 97.9% compared with 88.5% for the prior year quarter; year-to-date, the combined ratio was 90.4% compared with 87.8% for the prior year period.

•

The combined ratio for the quarter excluding catastrophe losses was 85.2% compared with 87.8% for the prior year quarter; year-to-date, the combined ratio excluding catastrophe losses was 84.9% compared with 86.1% for the prior year period.

•

Pre-tax underwriting income excluding the life segment decreased 81% over the prior year quarter to $66 million pre-tax due to catastrophe losses of $418 million offset by positive prior period development of $277 million compared to $70 million for the same quarter last year.

•

The expense ratio reported in the quarter increased by 2.4 percentage points from last year’s third quarter. The addition of Combined Insurance contributed approximately 0.7 percent to this increase, while 0.4 percent was related to the change in our business mix to reflect growth in A&H and international P&C, which have higher expense ratios.

•	Operating cash flow was $1 billion for the quarter.

•	Reinsurance recoverables increased $386 million for the quarter due to catastrophe losses; year-to-date, reinsurance recoverables decreased $129 million.

•	Net loss reserves increased $291 million during the quarter; year-to-date, net loss reserves increased $1.4 billion.

•	Net investment income increased 6% over the prior year quarter to $520 million.

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•	Return on average equity for the third quarter was 12.7% and for the nine months of 2008 was 16.5%.

•	Book value decreased $764 million from December 31, 2007 excluding the redemption of the preferred shares while book value per share(3) decreased from $48.89 at December 31, 2007 to $46.06.

•

Net realized and unrealized losses after tax from our investment portfolio totaled $1.1 billion. This includes $854 million of unrealized losses and $281 million of realized losses. Net realized losses from derivatives related to the guaranteed minimum income benefit (GMIB) liabilities of our life reinsurance business were approximately $161 million. Net realized and unrealized losses from the company’s share of partially-owned insurance companies were approximately $43 million.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items include:

•

Insurance-North American: Net premiums written increased 1% over the prior year quarter. The combined ratio was 104.1% compared with 88.8% for the same quarter last year. The combined ratio excluding catastrophe losses was 86.9% compared with 88.8% for the same quarter last year.

•

Insurance-Overseas General: Net premiums written increased 24% over the prior year quarter, 18% on a currency-adjusted basis. The combined ratio was 89.9% compared with 89.5% for the same quarter last year.

•

Global Reinsurance: Net premiums written decreased 19% over the prior year quarter. The combined ratio was 91.5% compared with 73.6% for the same quarter last year. The combined ratio excluding catastrophe losses was 53.7% compared with 69.5% for the same quarter last year.

•

Life Insurance and Reinsurance: Net premiums written increased 266% over the prior year quarter; excluding the results of Combined Insurance, net premiums written increased 8%. Income excluding net realized gains (losses) increased 40% to $66 million over the prior year quarter; excluding the results of Combined Insurance, operating income decreased 36% to $30 million.

Please refer to the ACE Limited Financial Supplement dated September 30, 2008, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_september _30_2008.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its third quarter earnings conference call and webcast on Wednesday, October 29, 2008, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-296-4305 (within the United States) or 719-457-2654 (international); passcode 8076874. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 8076874.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other (income) expense related to partially-owned insurance companies because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

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Income excluding net realized gains (losses), catastrophe losses and prior period development, net of tax is a non-GAAP measure. We present income excluding net realized gains (losses), catastrophe losses and prior period development, net of tax because those events are deemed to be significant for the third quarter of 2008. We believe this separate presentation is meaningful and useful for users of our financial information.

Underwriting income is calculated by subtracting losses and loss expenses, future policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill and other intangible assets. See reconciliation of Non-GAAP Financial Measures on page 29 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]

Calculated using income excluding net realized gains (losses) less perpetual preferred securities divided by average common shareholders’ equity for the period. To annualize a quarterly rate, multiply by four.

[3]

Book value per common share is common shareholders’ equity divided by the shares outstanding. Tangible book value per common share is common shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to the P&C insurance market and ACE’s performance therein, as well as economic conditions, company performance, reserves and valuations, reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements described above could be affected by continued adverse economic and insurance industry developments such as those of recent weeks, as well as competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, investment portfolio performance, integration activities and unexpected financial or operational performance with respect to acquired companies, unexpected effects or difficulties relating to the Company’s recent re-domestication to Switzerland, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2008	December 31 2007
	(Unaudited)
Assets
Total investments	$41,811	$41,779
Cash	479	510
Insurance and reinsurance balances receivable	3,499	3,540
Reinsurance recoverable on losses and loss expenses	14,225	14,354
Other assets	15,141	11,907

Total assets	$75,155	$72,090

Liabilities
Unpaid losses and loss expenses	$38,373	$37,112
Unearned premium	6,459	6,227
Other liabilities	14,967	12,074

Total liabilities	$59,799	$55,413

Shareholders’ equity
Total shareholders’ equity	$15,356	$16,677

Total liabilities and shareholders’ equity	$75,155	$72,090

Book value per common share (3)	$46.06	$48.89

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Gross premiums written	$5,220	$4,463	$14,922	$13,596
Net premiums written	3,276	2,800	10,028	9,152
Net premiums earned	3,609	3,150	9,977	9,240

Losses and loss expenses	2,369	1,910	5,843	5,563
Future policy benefits	91	39	243	108
Policy acquisition costs	581	463	1,618	1,314
Administrative expenses	457	358	1,293	1,070

Underwriting income(1)	111	380	980	1,185

Net investment income	520	492	1,541	1,414
Net realized gains (losses)	(510)	—	(989)	5
Interest expense	68	44	176	132
Other income (expense)	(6)	(32)	104	(32)
Income tax expense (benefit)	(7)	140	283	434

Net income	54	656	1,177	2,006
Preference shares dividend	—	(11)	(24)	(33)

Net income available to holders of common shares	$54	$645	$1,153	$1,973

Diluted earnings per share:
Income excluding net realized gains (losses) (1)	$1.51	$2.06	$5.84	$6.02
Net income	$0.16	$1.95	$3.46	$5.98

Weighted average diluted shares outstanding	333.0	330.6	332.7	330.1

Loss and loss expense ratio	69.5%	62.5%	61.5%	62.0%
Policy acquisition cost ratio	16.3%	14.7%	16.3%	14.3%
Administrative expense ratio	12.1%	11.3%	12.6%	11.5%
Combined ratio	97.9%	88.5%	90.4%	87.8%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Gross Premiums Written
North American	$2,987	$2,708	$7,886	$7,566
Overseas General	1,678	1,427	5,332	4,707
Global Reinsurance	174	228	791	1,041
Life	381	100	913	282

Total	$5,220	$4,463	$14,922	$13,596

Net Premiums Written
North American	$1,461	$1,449	$4,332	$4,460
Overseas General	1,293	1,041	4,081	3,399
Global Reinsurance	174	215	788	1,023
Life	348	95	827	270

Total	$3,276	$2,800	$10,028	$9,152

Net Premiums Earned
North American	$1,583	$1,595	$4,302	$4,589
Overseas General	1,425	1,141	4,087	3,394
Global Reinsurance	257	319	777	987
Life	344	95	811	270

Total	$3,609	$3,150	$9,977	$9,240

Income Excluding Net Realized Gains (Losses) (1)
North American	$153	$312	$789	$940
Overseas General	252	210	787	608
Global Reinsurance	93	142	385	413
Life	66	47	164	133
Corporate	(60)	(19)	(158)	(75)

Total	$504	$692	$1,967	$2,019

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